EXHIBIT (8)



Haskell Slaughter Young & Johnston,
  Professional Association
1200 AmSouth/Harbert Plaza
1901 Sixth Avenue North
Birmingham, Alabama 35203



                                                                March   , 1996

HEALTHSOUTH Corporation
Two Perimeter Park South
Birmingham, Alabama 35243



          Re: Agreement and Plan of Merger by and among HEALTHSOUTH Corporation,
              Aladdin Acquisition Corporation and Advantage Health Corporation

Gentlemen:


   We have acted as counsel to HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH", in connection with the proposed merger (the "Merger") of Aladdin Acquisition Corporation, a Delaware corporation ("Subsidiary"), with and into Advantage Health Corporation, a Delaware corporation ("Advantage Health"), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 16, 1995 (the "Merger Agreement"), by and among HEALTHSOUTH, Subsidiary and Advantage Health, as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 filed by HEALTHSOUTH with the Securities and Exchange Commission on February 9, 1996 (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

   In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of HEALTHSOUTH, Subsidiary and Advantage Health, which are annexed hereto.

   In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

   Based upon and subject to the foregoing, we are of the opinion that:

     (i) The Merger  will  constitute  a  reorganization  within the  meaning of
   Section 368(a) of the Code, and HEALTHSOUTH, Subsidiary and Advantage Health will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
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     (ii) No gain or loss  will be  recognized  by  HEALTHSOUTH,  Subsidiary  or
   Advantage Health as a result of the Merger;

     (iii) No gain or loss will be recognized by a Advantage Health stockholder who receives solely shares of HEALTHSOUTH Common Stock in exchange for Advantage Health Common Stock;

     (iv) The receipt of cash in lieu of fractional shares of HEALTHSOUTH Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by HEALTHSOUTH. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

     (v) The tax basis of the shares of HEALTHSOUTH Common Stock received by an Advantage Health stockholder will be equal to the tax bases of the Advantage Health Common Stock exchanged therefor, excluding any basis allocable to a fractional share of HEALTHSOUTH Common Stock for which cash is received; and

     (vi) The holding period of the shares of HEALTHSOUTH Common Stock received by an Advantage Health stockholder will include the holding period or periods of the Advantage Health Common Stock exchanged therefor, provided that the Advantage Health Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the effective time of the Merger.

   Our opinion set forth above regarding the holders of Advantage Health Shares is exclusive of the tax treatment to the holders of Advantage Health stock options which are surrendered to HEALTHSOUTH in exchange for shares of HEALTHSOUTH Common Stock pursuant to the Merger Agreement.

   The Merger should have no immediate federal income tax consequences to HEALTHSOUTH stockholders.

   Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

   We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus-Proxy Statement which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                   Very truly yours,

                                   HASKELL SLAUGHTER YOUNG & JOHNSTON
                                          Professional Association

                                   By
                                   ---------------------------------------------
                                             Ross N. Cohen

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